QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

REEDER & SIMPSON, P.C.
ATTORNEYS AT LAW

P.O. Box 601 RRE Commercial Center Majuro, MH 96960 Marshall Islands	RMI Tel.: +692-625-3602 Honolulu Tel.: 808-352-0749 Email: dreeder.rmi@gmail.com r.simpson@simpson.gr

September 7, 2018

Danaos Corporation
c/o Danaos Shipping Co. Ltd.
Akti Kondyli 184 45
Piraeus, Greece

        Re: Danaos Corporation

Ladies and Gentlemen:

        We have acted as Republic of the Marshall Islands (the "RMI"), counsel to Danaos Corporation, an RMI corporation (the "Company"), with respect to the preparation of a Registration Statement on Form F-1 (333-226096), (as amended, the "Registration Statement"), as filed with the Securities and Exchange Commission (the "Commission"), for the registration and resale, from time to time, of 99,342,271 shares (the "Securities"), of the Company's common stock, par value $0.01 per share.

        In connection with this opinion, we have examined originals or electronic copies, certified or otherwise identified to our satisfaction the following documents (together the "Documents"): (i) the Registration Statement; (ii) the Company's Restated Articles of Incorporation, as amended; (iii) the Company's Bylaws; (iv) the Stockholders Rights Agreement, dated as of September 18, 2006, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent (as amended, the "Stockholder Rights Agreement"), and (v) resolutions of the meetings of the Board of Directors of the Company approving the issuance of the Securities and all action relating thereto. We have also examined such corporate documents and records of the Company and other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as electronic copies or drafts of documents to be executed, the genuineness of all signatures, and the legal competence or capacity of persons or entities to execute and deliver such documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others, and have made no independent investigation, but have assumed that any representation, warranty or statement of fact or law, other than as to the laws of the RMI, made in any of the Documents is true, accurate and complete.

        Based upon and subject to the foregoing, and having regard to such other legal considerations that we deem relevant, we are of the opinion that:

          A.    Under the laws of the RMI, the Securities have been duly authorized and validly issued and are fully paid and non-assessable.

          B.    The Stockholder Rights Agreement has been duly authorized, executed and delivered by the Company and the preferred stock purchase rights with respect to the Securities have been validly issued.

        We qualify our opinion to the extent that we express no opinion as to any law other than the laws of the RMI, including the statutes and Constitution of the RMI, as in effect on the date hereof and the reported judicial decisions interpreting such statutes and constitution. None of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except the RMI.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us under the heading "Legal Matters" in the Registration Statement and the prospectus contained therein, without admitting we are an "expert" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Dennis J. Reeder

Dennis J. Reeder
Reeder & Simpson, P.C.

QuickLinks

  Exhibit 5.1
REEDER & SIMPSON, P.C. ATTORNEYS AT LAW